Exhibit 8.1
                                                       (includes Exhibit 23.1)

                        Sidley Austin Brown & Wood LLP
                              787 Seventh Avenue
                           New York, New York 10019



                                              December 23, 2004



DaimlerChrysler Wholesale Receivables LLC
27777 Inkster Road
Farmington Hills, Michigan 48334


Re:   DaimlerChrysler Wholesale Receivables LLC,
      Registration Statement on Form S-3 (File No. 333-120110)
      --------------------------------------------------------

Ladies and Gentlemen:

     We have acted as special federal tax counsel to DaimlerChrysler Master Owner Trust (the "Issuer") in connection with the filing by DaimlerChrysler Wholesale Receivables LLC, a Delaware limited liability company (the "Registrant"), of a Registration Statement on Form S-3 (such registration statement, together with the exhibits and any amendments thereto as of the date hereof, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") for the registration under the Act of $8,000,000,000 aggregate principal amount of auto dealer loan asset backed notes (the "Notes"). As described in the Registration Statement, the Notes will be issued from time to time in one or more series with one or more classes or subclasses by the Issuer, a Delaware statutory trust formed by the Registrant pursuant to a trust agreement between the Registrant and an owner trustee. The Notes will be issued pursuant to (i) the Amended and Restated Indenture dated as of December 16, 2004 (the "Indenture") between the Issuer and The Bank of New York, as indenture trustee (the "Indenture Trustee") and (ii) an indenture supplement (the "Series Indenture Supplement") between the Issuer and the Indenture Trustee.

     We have advised the Registrant with respect to certain federal income tax consequences of the proposed issuance of the Notes. This advice is summarized under the headings "Summary--Tax Matters" and "Tax Matters--Federal Income Tax Consequences" in the Prospectus and "Summary of Series Terms--Tax Status" in the Prospectus Supplement, all a part of the Registration Statement. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects. We hereby confirm and adopt the opinions expressly set forth as our opinions under the heading "Tax Matters--Federal Income Tax Consequences" in the Prospectus and the heading "Summary of Series Terms--Tax Status" in the Prospectus Supplement. There can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to a reference to this firm (as special federal tax counsel to the Registrant) under the heading "Tax Matters--Federal Income Tax Consequences" in the Prospectus forming a part of the Registration Statement, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.


                                    Very truly yours,



                                    /s/ SIDLEY AUSTIN BROWN & WOOD LLP


                                      2